Exhibit 99.1

Press Release

Information for Investors:                                Information for Media:

Kirk Larsen                                    Michelle Kersch
Black Knight Financial Services, Inc.                            Black Knight Financial Services, Inc.
877.880.1990                                    904.854.5043
kirk.larsen@bkfs.com                                michelle.kersch@bkfs.com

Black Knight Financial Services Reports Fourth Quarter and Full Year 2015
Financial Results

Full Year 2015

•	Adjusted Revenues increased 9% to $940.3 million

•	Adjusted EBITDA increased 17% to $413.5 million, with Adjusted EBITDA Margin of 44.0%

•	Pro Forma Adjusted Net Earnings from Continuing Operations of $151.4 million

Fourth Quarter 2015

•	Adjusted Revenues increased 8% to $240.0 million

•	Adjusted EBITDA increased 8% to $107.7 million, with Adjusted EBITDA Margin of 44.9%

•	Adjusted Net Earnings from Continuing Operations of $40.4 million, or $0.26 per diluted share

JACKSONVILLE, Fla. - February 10, 2016 -- Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's leading mortgage lenders and servicers, today announced financial results for the fourth quarter and year ended December 31, 2015.

GAAP revenues for the fourth quarter of 2015 increased 8% to $237.8 million from $220.3 million in the prior year quarter. GAAP net earnings from continuing operations were $30.1 million compared to $8.2 million in the prior year quarter. The results for the fourth quarter of 2014 included $6.8 million of transition and integration costs as well as $1.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc. GAAP net earnings from continuing operations per diluted share for the fourth quarter of 2015 were $0.14 per share.

Non-GAAP Adjusted Revenues for the fourth quarter of 2015 increased 8% to $240.0 million from $222.7 million in the prior year quarter. Adjusted EBITDA increased 8% to $107.7 million from $99.9 million in the prior year quarter. Adjusted EBITDA Margin was 44.9% in both the current year and prior year quarters. Adjusted Net Earnings from Continuing Operations increased 10% to $40.4 million, or $0.26 per diluted share, compared to Pro Forma Adjusted Net Earnings from Continuing Operations of $36.7 million in the prior year quarter.

Commenting on the results, Black Knight Executive Chairman Bill Foley said, “2015 was a milestone year for Black Knight. We delivered strong results, continued to execute on our strategic initiatives and successfully completed our initial public offering. As we begin 2016, we remain very excited about Black Knight’s strong business momentum across the enterprise. Black Knight is uniquely positioned as the market-leading provider of comprehensive end-to-end solutions to help our clients manage and mitigate risk while driving greater efficiencies to improve their financial performance.”

Black Knight President and Chief Executive Officer Tom Sanzone added, “We are pleased with the consistent strength of our results in the fourth quarter, which included 8% growth in both Adjusted Revenues and Adjusted EBITDA. For the year, we delivered Adjusted Revenues growth of 9% and Adjusted EBITDA growth of 17%, which drove margin expansion of 300 basis points to 44.0%. Our success continues to be driven by new client wins, the introduction of new products, solutions to support continuing regulatory changes in the mortgage industry and our relentless focus on operational excellence.”

Full year GAAP revenues increased 9% to $930.7 million from $852.1 million in the prior year period. GAAP net earnings from continuing operations increased to $82.4 million from a loss of $106.3 million in the prior year period. The results for the full year 2015 include $19.0 million of costs primarily associated with the initial public offering, the refinancing of Black Knight's long-term debt and a charge resulting from the vesting of certain equity-based awards in connection with the initial public offering. The results for the full year 2014 include $117.8 million of transition and integration costs as well as $12.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc.

Full year Non-GAAP Adjusted Revenues increased 9% to $940.3 million from $864.9 million in the prior year period. Adjusted EBITDA increased 17% to $413.5 million from $354.9 million in the prior year period. Adjusted EBITDA Margin was 44.0%, an increase of 300 basis points compared to 41.0% in the prior year period. Pro Forma Adjusted Net Earnings from Continuing Operations increased 26% to $151.4 million from $120.5 million in the prior year period.

Definitions of non-GAAP and pro forma financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules.

Segment Information

Technology

Adjusted Revenues for the fourth quarter of 2015 increased 10% to $197.6 million from $179.3 million in the prior year quarter. Our servicing technology business had Adjusted Revenues growth of 3%, driven by higher loan counts on our servicing platform and increased communication and usage fees. In our origination technology business, Adjusted Revenues growth of 59% was driven by increased professional services and processing revenues from loan origination systems clients and revenues from Closing Insight clients. Adjusted EBITDA increased 14% to $110.2 million, while Adjusted EBITDA Margin was 55.8%, an increase of 180 basis points compared to 54.0% in the prior year quarter.

Full year Adjusted Revenues, increased 8% to $765.8 million from $708.2 million in the prior year period. Adjusted Revenues growth was 4% in our servicing technology business, driven by higher loan counts as well as increased usage and communication fees. In our origination technology business, Adjusted Revenues growth of 35% was driven by increased professional services and processing revenues from loan origination systems clients and revenues from Closing Insight clients. Adjusted EBITDA increased 15% to $424.4 million, while Adjusted EBITDA Margin was 55.4%, an increase of 320 basis points compared to 52.2% in the prior year period.

Data and Analytics

Adjusted Revenues for the fourth quarter of 2015 were $42.3 million compared to $43.3 million in the prior year quarter, reflecting lower upfront revenues from long-term strategic license deals. Adjusted EBITDA was $7.2 million, while Adjusted EBITDA Margin was 17.0% compared to 24.5% in the prior year quarter.

Full year Adjusted Revenues increased 11% to $174.3 million from $156.6 million in the prior year period, primarily driven by revenues from long-term strategic license deals. Adjusted EBITDA increased 76% to $28.8 million, while Adjusted EBITDA Margin was 16.5%, an increase of 600 basis points compared to 10.5% in the prior year period.

Corporate/Other

Adjusted corporate expenses for the fourth quarter of 2015, excluding depreciation, amortization and interest expense, increased $2.2 million from the prior year quarter. The increase was driven primarily by a non-recurring insurance benefit in 2014 and the addition of public company costs. Full year Corporate expenses increased $8.3 million from the prior year. The increase was driven primarily by the addition of public company costs, a non-recurring insurance benefit in 2014, professional fees and severance expenses related to cost-reduction efforts.

Balance Sheet

At December 31, 2015, Black Knight had cash and cash equivalents of $186.0 million and debt of $1,661.5 million. As of December 31, 2015, Black Knight had available capacity on its revolving credit facility of $300.0 million.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2016 outlook is as follows:

•	Adjusted Revenues growth is expected to be in the range of 6% to 8%

•	Adjusted EBITDA growth is expected to be in the range of 8% to 10%

•	Adjusted Net Earnings Per Share from Continuing Operations is expected to be in the range of $1.09 to $1.13

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the fourth quarter and full year 2015 financial results on February 10, 2016, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on February 10, 2016 through February 17, 2016, and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering replay passcode 13628054. The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.

Black Knight (NYSE: BKFS), a Fidelity National Financial (NYSE:FNF) company, is the mortgage and finance industries’ leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.

Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings from Continuing Operations, Pro Forma Adjusted Net Earnings from Continuing Operations and Adjusted Net Earnings Per Share from Continuing Operations. These are important financial performance measures for Black Knight, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Adjusted Revenues - We define Adjusted Revenues as reported revenues adjusted to include the revenues that were not recorded by Black Knight during the period presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP.

Adjusted EBITDA - We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, with further adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (ii) equity-based compensation; (iii) acquisition-related costs; (iv) non-recurring costs associated with the achievement of synergies; (v) charges associated with material legal and regulatory matters; (vi) member management fees paid to FNF and THL Managers, LLC; (vii) exit costs, impairments and other charges; (viii) one-time costs associated with the initial public offering; and (ix) other significant, non-recurring items.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.

Adjusted Net Earnings from Continuing Operations and Pro Forma Adjusted Net Earnings from Continuing Operations- We define Adjusted Net Earnings from Continuing Operations as earnings (loss) from continuing operations before income taxes with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustments to calculate Adjusted EBITDA as described above; (ii) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) non-recurring items in Other expense, net; (iv) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interests; and (v) assume the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interests in Black Knight. For periods that include the results of operations prior to the third quarter of 2015, Pro Forma Adjusted Net Earnings from Continuing Operations would further include pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods.

Adjusted Net Earnings Per Share from Continuing Operations - We calculate Adjusted Net Earnings Per Share from Continuing Operations using Adjusted Net Earnings from Continuing Operations and assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted Class A common shares.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they impact the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” and other risks and uncertainties detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of our Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
(In millions)

	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$186.0	$61.9
Trade receivables, net	134.9	132.5
Prepaid expenses and other current assets	28.2	28.6
Receivables from related parties	7.6	7.7
Total current assets	356.7	230.7
Property and equipment, net	152.0	142.4
Computer software, net	466.5	487.8
Other intangible assets, net	330.2	416.6
Deferred income taxes, net	—	0.2
Goodwill	2,223.9	2,223.9
Other non-current assets	174.4	96.7
Total assets	$3,703.7	$3,598.3

LIABILITIES, REDEEMABLE MEMBERS' INTEREST AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$29.3	$41.8
Accrued salaries and benefits	52.2	49.5
Legal and regulatory accrual	8.0	11.7
Current portion of long-term debt	43.5	64.4
Accrued interest	4.8	7.3
Deferred revenues	40.4	28.1
Total current liabilities	178.2	202.8
Deferred revenues	56.2	35.9
Deferred income taxes, net	4.7	—
Long-term debt, net of current portion	1,618.0	2,070.7
Other non-current liabilities	1.6	1.2
Total liabilities	1,858.7	2,310.6
Commitments and contingencies
Redeemable members' interest	—	370.7
Equity:
Contributed member capital	—	1,063.8
Additional paid-in capital	798.9	—
Accumulated deficit	—	(146.7)
Retained earnings	19.9	—
Accumulated other comprehensive loss	(0.1)	(0.1)
Total stockholders' and members' equity	818.7	917.0
Noncontrolling interests	1,026.3	—
Total equity	1,845.0	917.0
Total liabilities, redeemable members' interest and equity	$3,703.7	$3,598.3

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Revenues	$237.8	$220.3	$930.7	$852.1

Expenses:
Operating expenses	133.3	122.4	538.2	514.9
Depreciation and amortization	50.9	48.3	194.3	188.8
Transition and integration costs	0.6	8.3	8.0	119.3
Total expenses	184.8	179.0	740.5	823.0
Operating income	53.0	41.3	190.2	29.1
Other income and expense:
Interest expense	(16.5)	(31.9)	(89.8)	(128.7)
Other expense, net	—	(1.0)	(4.6)	(12.0)
Total other expense, net	(16.5)	(32.9)	(94.4)	(140.7)
Earnings (loss) from continuing operations before income taxes	36.5	8.4	95.8	(111.6)
Income tax expense (benefit)	6.4	0.2	13.4	(5.3)
Net earnings (loss) from continuing operations	30.1	8.2	82.4	(106.3)
Loss from discontinued operations, net of tax	—	—	—	(0.8)
Net earnings (loss)	30.1	8.2	82.4	(107.1)
Less: Net earnings (loss) attributable to noncontrolling interests	20.3	8.2	62.4	(107.1)
Net earnings attributable to Black Knight	$9.8	$—	$20.0	$—

	Three months ended December 31, 2015		May 26, 2015 through December 31, 2015
Net earnings per share attributable to Black Knight:
Basic	$0.15		$0.31
Diluted(1)	$0.14		$0.29
Weighted average shares of Class A common stock outstanding:
Basic	64.4		64.4
Diluted(1)	67.9		67.9
______________

(1)
During the three months and year ended December 31, 2015, potentially dilutive securities include restricted stock awards and the shares of Class B common stock that are convertible on a one-for-one basis into shares of our Class A common stock. However, the approximately 84.8 million Class B common shares have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The denominator includes the dilutive effect of approximately 3.5 million shares of unvested restricted shares of Class A shares of common stock as of December 31, 2015.

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year ended December 31,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$82.4	$(107.1)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	194.3	188.8
Amortization of debt issuance costs	2.4	—
Amortization of bond premium and original issue discount	(1.6)	(2.1)
Loss on extinguishment of debt, net	4.8	—
Deferred income taxes, net	11.8	0.1
Equity-based compensation	11.4	6.4
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(20.9)	0.2
Prepaid expenses and other assets	(6.4)	(9.5)
Deferred contract costs	(54.9)	(42.5)
Deferred revenues	32.6	27.8
Trade accounts payable and other accrued liabilities	(7.7)	(42.7)
Net cash provided by operating activities	248.2	19.4
Cash flows from investing activities:
Additions to property and equipment	(45.6)	(21.4)
Additions to computer software	(50.1)	(45.5)
Investment in property records database	(6.8)	—
Proceeds from sale of PCLender	—	1.5
Net cash used in investing activities	(102.5)	(65.4)
Cash flows from financing activities:
Borrowings	1,299.0	88.0
Debt service payments	(1,745.9)	(432.2)
Contribution from Thomas H. Lee Partners, LP	—	350.0
Cash from contribution of Black Knight InfoServ, LLC	—	61.4
Net proceeds from sale of National Title Insurance of New York, Inc. to Fidelity National Financial, Inc.	—	50.2
Proceeds from issuance of Class A common stock, before offering expenses	479.3	—
Costs directly associated with issuance of Class A common stock	(4.2)	—
Debt issuance costs	(20.6)	—
Senior notes call premium	(11.8)	—
Cash from contribution of Fidelity National Commerce Velocity, LLC from Fidelity National Financial, Inc.	—	0.7
Cash from contribution of Property Insight, LLC from Fidelity National Financial, Inc.	—	6.7
Distributions to members	(17.4)	(16.9)
Net cash (used in) provided by financing activities	(21.6)	107.9
Net increase in cash and cash equivalents	124.1	61.9
Cash and cash equivalents, beginning of period	61.9	—
Cash and cash equivalents, end of period	$186.0	$61.9
Supplemental cash flow information:
Interest paid	$(89.2)	$(131.8)
Income taxes (paid) refunded, net	$(0.2)	$30.7

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Financial Data
(In millions)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Adjusted Revenues
Technology	$197.6	$179.3	$765.8	$708.2
Data and Analytics	42.3	43.3	174.3	156.6
Corporate	0.1	0.1	0.2	0.1
Total	$240.0	$222.7	$940.3	$864.9

Adjusted EBITDA
Technology	$110.2	$96.8	$424.4	$370.0
Data and Analytics	7.2	10.6	28.8	16.4
Corporate	(9.7)	(7.5)	(39.7)	(31.5)
Total	$107.7	$99.9	$413.5	$354.9

Adjusted EBITDA Margin
Technology	55.8%	54.0%	55.4%	52.2%
Data and Analytics	17.0%	24.5%	16.5%	10.5%
Corporate	N/A	N/A	N/A	N/A
Total	44.9%	44.9%	44.0%	41.0%

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Technology:
Operating income	$61.8	$50.3	$238.4	$182.3
Depreciation and amortization	46.2	43.9	176.4	171.3
Deferred revenue adjustment	2.2	2.3	9.6	12.7
Transition and integration costs	—	0.3	—	3.7
Adjusted EBITDA	$110.2	$96.8	$424.4	$370.0
Adjusted EBITDA Margin	55.8%	54.0%	55.4%	52.2%

Data and Analytics:
Operating income	$3.5	$6.5	$14.9	$1.7
Depreciation and amortization	3.7	3.6	13.9	13.7
Deferred revenue adjustment	—	0.1	—	0.1
Transition and integration costs	—	0.4	—	0.9
Adjusted EBITDA	$7.2	$10.6	$28.8	$16.4
Adjusted EBITDA Margin	17.0%	24.5%	16.5%	10.5%

Corporate:
Operating loss	$(12.3)	$(15.5)	$(63.1)	$(154.9)
Depreciation and amortization	1.0	0.8	4.0	3.8
Equity-based compensation (1)	1.0	1.1	11.4	6.4
IPO costs	0.6	—	4.4	—
Legal and regulatory matters	—	(1.5)	—	(1.5)
Transition and integration costs	—	7.6	3.6	114.7
Adjusted EBITDA	$(9.7)	$(7.5)	$(39.7)	$(31.5)
Adjusted EBITDA Margin	N/A	N/A	N/A	N/A

Consolidated:
Operating income	$53.0	$41.3	$190.2	$29.1
Depreciation and amortization	50.9	48.3	194.3	188.8
Deferred revenue adjustment	2.2	2.4	9.6	12.8
Equity-based compensation	1.0	1.1	11.4	6.4
IPO costs	0.6	—	4.4	—
Legal and regulatory matters	—	(1.5)	—	(1.5)
Transition and integration costs	—	8.3	3.6	119.3
Adjusted EBITDA	$107.7	$99.9	$413.5	$354.9
Adjusted EBITDA Margin	44.9%	44.9%	44.0%	41.0%
______________

(1)
The year ended December 31, 2015 includes a charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares of Class A common stock in connection with the initial public offering.

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP Net Earnings (Loss) to Adjusted Net Earnings and Pro Forma Adjusted Net Earnings
(In millions, except per share data) (Unaudited)

	Three Months Ended December 31, 2015
		Adjustments
	GAAP	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Income Tax Expense (7)	Adjusted
Revenues	$237.8	$2.2	$—	$—	$—	$—	$240.0
Operating expenses	133.3	—	—	—	(1.0)	—	132.3
Depreciation and amortization	50.9	—	—	(23.8)	—	—	27.1
Transition and integration costs	0.6	—	(0.6)	—	—	—	—
Operating income	53.0	2.2	0.6	23.8	1.0	—	80.6
Interest expense	(16.5)	—	—	—	—	—	(16.5)
Other expense, net	—	—	—	—	—	—	—
Earnings from continuing operations before income taxes	36.5	2.2	0.6	23.8	1.0	—	64.1
Income tax expense	6.4	—	—	—	—	17.3	23.7
Net earnings (loss) from continuing operations	$30.1	$2.2	$0.6	$23.8	$1.0	$(17.3)	$40.4

			Adjusted Net Earnings Per Share				$0.26
			Weighted Average Adjusted Shares Outstanding				152.7

	Three Months Ended December 31, 2014
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest Expense (6)	Income Tax Expense (7)	Pro Forma Adjusted
Revenues	$220.3	$—	$2.4	$—	$—	$—	$—	$222.7
Operating expenses	122.4	1.5	—	—	(1.1)	—	—	122.8
Depreciation and amortization	48.3	—	—	(24.2)	—	—	—	24.1
Transition and integration costs	8.3	(8.3)	—	—	—	—	—	—
Operating income	41.3	6.8	2.4	24.2	1.1	—	—	75.8
Interest expense	(31.9)	—	—	—	—	15.3	—	(16.6)
Other expense, net	(1.0)	1.0	—	—	—	—	—	—
Earnings from continuing operations before income taxes	8.4	7.8	2.4	24.2	1.1	15.3	—	59.2
Income tax expense	0.2	—	—	—	—	—	22.3	22.5
Net earnings (loss) from continuing operations	$8.2	$7.8	$2.4	$24.2	$1.1	$15.3	$(22.3)	$36.7

	Year Ended December 31, 2015
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest Expense (6)	Income Tax Expense (7)	Pro Forma Adjusted
Revenues	$930.7	$—	$9.6	$—	$—	$—	$—	$—	$940.3
Operating expenses	538.2	—	—	—	—	(11.4)	—	—	526.8
Depreciation and amortization	194.3	—	—	—	(90.3)	—	—	—	104.0
Transition and integration costs	8.0	(3.6)	—	(4.4)	—	—	—	—	—
Operating income	190.2	3.6	9.6	4.4	90.3	11.4	—	—	309.5
Interest expense, net	(89.8)	—	—	—	—	—	23.3	—	(66.5)
Other expense, net	(4.6)	—	—	4.8	—	—	—	—	0.2
Earnings from continuing operations before income taxes	95.8	3.6	9.6	9.2	90.3	11.4	23.3	—	243.2
Income tax expense	13.4	—	—	—	—	—	—	78.4	91.8
Net earnings (loss) from continuing operations	$82.4	$3.6	$9.6	$9.2	$90.3	$11.4	$23.3	$(78.4)	$151.4

	Year Ended December 31, 2014
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest Expense (6)	Income Tax Expense (7)	Pro Forma Adjusted
Revenues	$852.1	$—	$12.8	$—	$—	$—	$—	$864.9
Operating expenses	514.9	1.5	—	—	(6.4)	—	—	510.0
Depreciation and amortization	188.8	—	—	(93.8)	—	—	—	95.0
Transition and integration costs	119.3	(119.3)	—	—	—	—	—	—
Operating income	29.1	117.8	12.8	93.8	6.4	—	—	259.9
Interest expense	(128.7)	—	—	—	—	63.1	—	(65.6)
Other expense, net	(12.0)	12.0	—	—	—	—	—	—
(Loss) earnings from continuing operations before income taxes	(111.6)	129.8	12.8	93.8	6.4	63.1	—	194.3
Income tax (benefit) expense	(5.3)	—	—	—	—	—	79.1	73.8
Net (loss) earnings from continuing operations	(106.3)	129.8	12.8	93.8	6.4	63.1	(79.1)	120.5
Discontinued operations, net of tax	(0.8)	—	—	—	—	—	—	(0.8)
Net (loss) earnings	$(107.1)	$129.8	$12.8	$93.8	$6.4	$63.1	$(79.1)	$119.7
________________________

(1)
Represents incremental costs associated with acquisitions, as well as transitioning costs including employee severance, bonuses under our former synergy bonus program, certain other non-recurring professional and other costs, shareholder litigation charges incurred in 2014 as well as member management fees paid through the date of the initial public offering.

(2)
Represents adjustments to include the revenues that were not recorded by Black Knight during the period presented due to deferred revenue purchase accounting adjustments recorded in accordance with GAAP, substantially all of which are in the Technology segment.

(3)
Represents costs related to the initial public offering of Black Knight. The year ended December 31, 2015 also includes a $4.8 million net loss on the extinguishment of debt included in Other expense, net on the Consolidated Statements of Operations.

(4)	Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.

(5)
Represents adjustments for equity-based compensation recorded in accordance with GAAP. The year ended December 31, 2015 also includes a charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares in connection with the initial public offering.

(6)
Represents pro forma adjustments to reflect the effect of the debt refinancing for periods prior to Q3 2015, presenting interest expense as if the amount of debt outstanding and interest rates were consistent with the terms in effect on the date of refinancing.

(7)
Represents adjustments to reflect a full year estimated effective tax rate of 37.7% and 38.0% for 2015 and 2014, respectively, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP and/or pro forma adjustments.

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